Exhibit  10.5

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT effective as of July 30, 2018 by and among TEO FOODS, INC., a Nevada corporation ("Buyer"), NERYS USA INC., a Nevada corporation, each of the Persons set forth on Schedule A hereto ("Sellers"), and COMERCIAL TARGA, S.A. de C.V., a Mexican corporation (the "Company").
RECITALS

WHEREAS, Sellers own and are the record holders of 100% of the issued and outstanding capital stock of the Company as set forth on Schedule A (collectively, the "Stock"); and
                WHEREAS, each Seller desires to sell to Buyer the Stock owned by such Seller and Buyer desires to purchase the Stock from Sellers, subject to the terms and conditions set forth in this Agreement.

                NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I
Definitions
1.1           Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
"Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent stockholder of such Person.  For purposes of this definition, "control" when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.
"Agreement" means this Agreement and includes all of the schedules and exhibits annexed hereto.
"Bankruptcy Laws" means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal Laws pertaining to insolvency, as the same may be amended from time to time.
"Business Day" means any weekday, except for any weekday on which banks are to close in California.
"Confidential Information" means the confidential affairs and proprietary information of the Company, including all information, observations and data disclosed to, or developed or obtained by, Sellers while owning the Company if related to the Company's business.
"Contract" means any contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment, whether or not in written form.
"Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.
"Environmental Laws" means any Law relating to Hazardous Substances, the protection of human health and safety, the environment or natural resources, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances.
Exhibit 10.5 -- Page 1

 "Governmental Authority" means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).
"Hazardous Material" means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
 "Knowledge" and "Knowledge of the Company" means, the actual knowledge or awareness of each Seller and any other officer or director of the Company and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.
"Laws" means any federal, state, local or foreign statute, code, law, ordinance, regulation, Court Order, judgment, writ, injunction, award or decree or rule of any Governmental Authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.
"Licenses and Permits" means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.
"Lien" means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, restriction on voting or disposition or other charge or encumbrance or other preemptive or preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the Laws of any jurisdiction, any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise, or any restriction on the right to vote.
"Losses" means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys' fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party.
"Material Adverse Effect" means, (i) with respect to the Company or Sellers, a material adverse effect on either (A) the assets, operations, personnel, condition (financial or otherwise) or prospects of the Company, or (B) any of Sellers' ability to consummate the transactions contemplated hereby, and (ii) with respect to Buyer, a material adverse effect on either (A) the assets, operations, personnel, condition (financial or otherwise) or prospects of Buyer, or (B) Buyer's ability to consummate the transactions contemplated hereby.
"Material Contract" means, any contract defined in Item 601(b)(10) of Regulation S-K under the US Securities Act of 1933.
"ISA's" means International Standards on Auditing, consistently applied, as in effect on the date of this Agreement.
"Party" and "Parties" means, individually and collectively, the Company, Sellers and Buyer.
Exhibit 10.5 -- Page 2

 "Person" means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).
 "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or onto the properties owned or leased by the Company.
"Related Party" means (w) the Company, (x) any Affiliate of the Company, (y) any manager, officer or equity holder of the Company or of any Affiliate of the Company and (z) any Affiliate or family member of any Person described in clause (y) above.
"Remedial Action" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.
 "Solvent" means, with respect to any Person, that at the time of determination:  (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature.  For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.
"Subsidiary" and "Subsidiaries" means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.
"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental, custom duties, capital stock, profits, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing; and the term "Tax Liability" shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.
 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Third Party Claim" means a claim or demand made by any Person, other than Buyer, Sellers or the Company, against an Indemnified Party.
Exhibit 10.5 -- Page 3

 "Transaction Documents" means this Agreement and any document or instrument which shall be executed and delivered at the Closing by the Company, Sellers or Buyer, as the case may be.
 "Benefit Plan" means any plan or program maintained for past or present employees of the Company, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan, profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements and other material agreement, arrangement, plan, policy, practice or program related to employment, compensation or employee benefits whether written or unwritten, funded or unfunded, formal or informal, that are maintained or contributed to by the Company.

"U.S. GAAP" means generally accepted accounting principles in effect in the United States of America, consistently applied, as in effect on the date of this Agreement.
Article II
Purchase and Sale
2.1           Purchase and Sale.  On the Closing Date, subject to the terms and conditions hereof, Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all of the Stock, free and clear of all Liens.
2.2           Purchase Price and Payment Terms.  Subject to the terms and conditions hereof, as consideration for the Stock and the agreements contained herein, the purchase price for the Stock shall be an aggregate valuation of Two Million U.S. Dollars (U.S.$2,000,000) (the "Purchase Price").
On the Closing Date, Buyer shall have completed payment of the Purchase Price in the following manner (the "Payment Terms"):
(a)           Five Hundred Thousand U.S. Dollars (U.S.$500,000) which shall be paid in cash by wire transfer to such account or accounts designated by Sellers to Buyer in writing and shall be received by the Closing Date; and
(b) Seven Hundred Forty Thousand U.S. Dollars (U.S.$740,000) which shall be paid by a promissory note from the Buyer in the form identified in Exhibit "A" attached hereto in the amount of Seven Hundred Forty Thousand U.S. Dollars (U.S.$740,000) which shall be executed and delivered at Closing.
(c) Seven Hundred Sixty Thousand U.S. Dollars (U.S.$760,000) which shall be paid by the issuance at Closing of Fifteen Million Common shares of TEO Foods Inc. Common shares to NERYS USA Inc.
 2.3           Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 11:00 a.m. local time on the later of (i) October 1, 2018 or (ii) the satisfaction or waiver of all conditions to closing contained herein at the San Diego offices of NERYS USA Inc., or at such other time and/or place as the Parties otherwise agree (the "Closing Date").
Exhibit 10.5 -- Page 4

Article III
Representations and Warranties of the Company and NERYS USA Inc.
As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Sellers hereby, jointly and severally, make the following representations and warranties to Buyer, subject to qualification by the disclosure schedules.  The information disclosed in any particular disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty.
3.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Mexico.  The Company is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.
NERYS USA Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the Nevada.  It is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.
3.2           Corporate Power.  The Company has all requisite corporate power and authority necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted.  It has all requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
NERYS USA Inc. has all requisite corporate power and authority necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted.  It has all requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
3.3           Authorization; Binding Obligations.  The execution, delivery and performance of this Agreement and each other Transaction Document to which NERYS USA Inc. and the Company is a party and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of NERYS USA Inc. and the Company.  This Agreement has been duly executed and delivered by NERYS USA Inc. and the Company and, at the Closing, each of the other Transaction Documents to which NERYS USA Inc. and the Company is a party will be duly executed and delivered by NERYS USA Inc. and the Company.  This Agreement is, and at the Closing each of the other Transaction Documents to which the Company is a party will be, a legal, valid and binding obligation of NERYS USA Inc. and the Company, enforceable against NERYS USA Inc. and the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by securities Laws or the public policy underlying such Laws.
3.4           Conflict; Existing Defaults.
(a)           Neither the execution, delivery and performance by NERYS USA Inc. and the Company of this Agreement or the other Transaction Documents to which NERYS USA Inc. and the Company is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate, or cause a default under, result in the imposition of any Lien under or give rise to a right of termination, acceleration, suspension, revocation, cancellation or amendment under, (i) the organizational documents of NERYS USA Inc. and the Company, (ii) any Contract to which NERYS USA Inc. and the Company is a party, or by which its assets are bound, or (iii) any applicable Laws.
Exhibit 10.5 -- Page 5

(b)           The Company is not (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of any Contract required to be disclosed on Schedule 3.9(a) to which it is a party or by which it or its assets is or may be bound, except, in the case of clause (ii), for such default, breach or violation as, individually or in the aggregate, is not likely to have a Material Adverse Effect.
3.5           Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which NERYS USA Inc. and the Company is a party and the consummation of the transactions contemplated hereby and thereby.
3.6           Capitalization.  The Company's authorized capital stock consists of 3,809,959 shares of Series A stock and 106,865,673 shares of Series B stock.  The issued and outstanding shares of common stock are owned as set forth on Schedule A.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or Contract binding upon the Company or any applicable Laws.  Except as set forth on Schedule A, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, commitment or other similar rights.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company's capital stock.  The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock.  All dividends or distributions on securities of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials and the Closing Financials.
3.7           Subsidiaries.  The Company has no Subsidiaries.  The Company does not own, directly or indirectly, any capital stock, partnership interest, joint venture interest or other equity interest of any other Person.
3.8           Financial Statements; Undisclosed Liabilities.
(a)           The books of account and other financial records of the Company, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual bona fide transactions and have been maintained in accordance with sound business and accounting practices.  Each transaction is properly and accurately recorded in the books and records of the Company.  The Company maintains an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.
(b)           Provided supplemental prior to Closing and in final form at Closing are the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the "Company Historical Financials") and in clause (iii) referred to as the "Company Closing Financials":
(i)            the Company's audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2016 and 2017; and
(ii)           the Company's unaudited interim balance sheet and statements of income, retained earnings and cash flows as of and for the six months ended June 30, 20018
(iii)           the Company's unaudited interim balance sheet and statements of income, retained earnings and cash flows as of and for the nine months ended September 30, 2018 (the "Company Closing Financials").
Exhibit 10.5 -- Page 6

The Company Historical Financials (including, in each case, the related schedules and notes, if any) fairly present the financial condition, results of operations and changes in financial position of the Company as of and for the respective dates  and periods covered thereby and were prepared in accordance with ISA's applied on a consistent basis throughout the periods covered thereby subject, in the case of the Company Current Financials, to year-end audit adjustments (which will not be material) and the lack of footnotes and other presentation items.
(c)           The Company does not have any liabilities (whether known or unknown, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth in the Company Historical Financials and Company Closing Financials, (ii) liabilities that have arisen after the Company Closing Financials in the ordinary course of business., (iii) there are no outstanding related party liabilities outside the normal course of business,  and (iv) any other outstanding liabilities are disclosed and mutually agreed to carry over.
(d)           On the date hereof and immediately prior to the Closing Date, the Company is Solvent.
3.9           Contracts.
(a)           Schedule 3.9(a) sets forth a true, correct and complete list of all Material Contracts to which the Company is a party to, which any of its assets or properties are bound or are otherwise material to the Company's business on the date hereof and immediately prior to the Closing Date.
The Company has delivered to Buyer true, correct and complete copies of each such Contract.  To the extent that written Contracts do not exist, the Company has delivered to Buyer accurate summaries of the material terms and conditions of such oral Contracts.  Such Contracts constitute all material Contracts necessary for the Company to conduct its business as currently conducted.
(b)           (i) each Contract existing as of the date hereof and immediately prior to the Closing Date is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability), and (ii) to the Knowledge of the Company, each Contract existing as of the date hereof is a legal, valid and binding obligation of the other parties thereto, enforceable against the other parties in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability) and is in full force and effect.  The Company is and, to the Knowledge of the Company each other party to each Contract existing as of the date hereof are, in compliance with the terms thereof, and no default or event of default by the Company or any other party thereto exists thereunder.
3.10         Accounts Receivable.  All accounts receivable of the Company (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company as the obligor with respect thereto, (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (c) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim, and (d) have been billed and are valid and collectible in the ordinary course of business.
3.11         Employees; Labor Relations.
(a)           The Company has provided to Buyer as of the date hereof and immediately prior to the Closing Date a correct and complete list of (i) all managers and executive officers of the Company, (ii) all other employees of or consultants to the Company, (iii) the current job title or relationship to the Company of each such Person and (iv) the amount of compensation (including bonuses and commissions or other benefits) paid to each such Person during the fiscal year ended December 31, 2017 and which each of them is expected to receive in the current fiscal year.
Exhibit 10.5 -- Page 7

(b)           Except as otherwise disclosed on Schedule 3.11(b), the Company is not a party to any written employment agreements, independent contractor or consulting agreements and sales representative (or similar) agreements, golden parachute agreements, change of control agreements and employee-related non-competition and non-solicitation or similar agreement, written or oral, with any Person.
(c)         (i) No employees of the Company are represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given the Company notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years. The forgoing notwithstanding, the Company uses 3rd party employment services for its employment and staffing needs. Those employees may be part of a labor union or similar organization.
(d)           (i) No strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists or, to the Company's knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices by the Company or the violation by the Company of any applicable Law relating to employment or labor practices is pending or, to the Company's knowledge, threatened.
3.12         Benefit Plans.  Schedule 3.12 sets forth a correct and complete list of all Benefit Plans.  Except as otherwise disclosed on Schedule 3.12:
(a)           each Benefit Plan and any related trust has been established, maintained, administered and funded in all material respects in compliance with all applicable Laws;

(b)           no transaction or omission has occurred with respect to any Benefit Plan or related trust that could subject the Company to any Tax or penalty under applicable Laws;

(c)           none of the Benefit Plans or any related trusts have any unfunded liabilities;

(d)           none of the Benefit Plans provides medical, health, life insurance or other benefits to former employees of the Company or any Affiliate;

(e)           there are no actions, suits, investigations or other proceedings pending or, to the Company's knowledge, threatened against any Plan or any related trust or any fiduciary thereof;

(f)            there are no outstanding Governmental Orders that name any Plan or any related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof;

(h)           there are no benefits or perquisites available to any employees of the Company that are not generally available to all employees of the Company.

The Company has delivered to Buyer true, correct and complete copies of all Benefit Plan documentation.

3.13         Taxes.:
(a)           all Tax Returns with respect to Taxes which are required to be filed by or on behalf of the Company with any Governmental Authority have been properly prepared and filed and correctly state the Company's Tax liability;
(b)           the Company has paid, or has made adequate reserves on its books for the payment of, all Taxes shown to be due on such Tax Returns or claimed to be due by any Governmental Authority or which the Company otherwise is liable for or is required to withhold on behalf of any other Person;
Exhibit 10.5 -- Page 8

(c)           the reserves and provisions for Taxes on the books of the Company are adequate for all open years and for its current fiscal period;
(d)           the Company has no knowledge of any proposed assessment of any additional Taxes by any governmental entity or of any basis for any such assessment (whether or not reserved against);
(e)           the Company is not currently being audited by any governmental entity, and no such audit is pending or, to the Company's knowledge, threatened;
(f)            the Company has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax; and
(g)           the Company is not party to any Tax sharing or similar agreement with any other Person.
3.14         Litigation. There is no pending or, to the Company's knowledge, threatened investigation, action or proceeding against, relating to or affecting the Company or its assets or any officer, director or employee thereof in his or her capacity as such, by or before any Governmental Authority or arbitrator.
3.15         Transactions with Related Parties.  Except as set forth on Schedule 3.15, (a) none of the customers, suppliers, distributors or sales representatives of the Company are Related Parties; (b) none of the Company's assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement; and (d) no Related Party provides any legal, accounting or other services to the Company.
3.16         Licenses and Permits.
(a)           The Company has and maintains all necessary Licenses and Permits to conduct its current business operations.  No other governmental authorizations are necessary or required for the Company to lawfully conduct its Business as currently conducted or for the Company to own, lease or use its assets.
(b)           Each of the Licenses and Permits is valid and in full force and effect.  The Company has not received any notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits.  The transactions contemplated by this Agreement will not adversely affect the Company's right to utilize the Licenses and Permits.  The Company has delivered to Buyer true, correct and complete copies of each License and Permit.
3.17         Personal Property.  The Company has good and marketable title to all personal property purported to be owned by it and good leasehold title to all personal property purported to be leased by it, in each case free and clear of any Liens.  The Company's machinery, equipment, vehicles and other tangible assets have been maintained in good working condition (normal wear and tear excepted).  The Company owns or properly leases all the assets necessary to and currently utilized in the operation of the Business.  No Seller owns any of the assets currently utilized in the Business.
3.18         Real Property.
(a)           Schedule 3.18 sets forth a correct and complete list of all real property owned, leased, occupied or used by the Company (collectively, the "Real Property") and indicates whether such property is owned or leased by the Company.
(b)           Schedule 3.18 sets forth a correct and complete list of (i) all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any Real Property owned by the Company and (ii) all leases, subleases and other material agreements or rights pursuant to which the Company has the right to occupy or use any Real Property owned by others.
Exhibit 10.5 -- Page 9

(c)           Except as set forth on Schedule 3.18, the Company has good and marketable and fee simple title to all Real Property purported to be owned by it and good leasehold title to all Real Property purported to be leased by it, in each case free and clear of any Liens.
(d)           All buildings and other improvements located on the Real Property (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used.  The Real Property constitutes all real property, buildings and other improvements necessary for the Company to conduct its business as currently conducted and as currently planned to be conducted.
(e)           All buildings and other improvements located on the Real Property, and the use of the Real Property by the Company and all Persons claiming under it, comply with all Governmental Rules relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Property, except where such non-compliance would, individually or in the aggregate, have a Material Adverse Effect.
(f)            The Real Property:  (i) is adequately serviced by all utilities necessary for the Company to conduct its business as currently conducted and as currently planned to be conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; (iii) has adequate parking that is sufficient to meet the needs of the Company's employees and business invitees and to comply with applicable Laws; and (iv) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Authority.
3.19         Environmental Matters.
(a)           the operations of the Company is in compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;
(b)           the Company has obtained all Licenses and Permits required to operate its business in compliance with all applicable Environmental Laws;
(c)           the operations of the Company have not resulted in Releases of Hazardous Material into the environment;
(d)           the Company is not the subject of any outstanding Court Order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any Court Order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material, and the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any License or Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;
(e)           there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any liability or other obligation pursuant to any Environmental Law;
(f)            no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by the Company, except in compliance with applicable Environmental Laws;
(g)           to the Company's knowledge, no Person who has owned, leased, occupied or used any real property now or previously owned, leased, occupied or used by the Company generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and
Exhibit 10.5 -- Page 10

(h)           to the Company's knowledge, no underground storage tanks are located on any real property owned, leased, occupied or used by the Company.
3.20         Intellectual Property.  Schedule 3.20 sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names, domain names and registered and unregistered copyrights, and all applications therefor, which are owned, licensed or used by the Company (together with all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by the Company, the "Intellectual Property"), (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by the Company and (c) all licenses or other agreements pursuant to which the Company has the right to use any Intellectual Property owned by others.  The Company has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person.  To the Company's knowledge, no Person is using any Intellectual Property in a manner which infringes upon the lawful rights of the Company.  The Intellectual Property constitutes all intellectual property necessary for the Company to conduct its business as currently conducted.
3.21         Powers of Attorney.  There are no outstanding powers of attorney in effect with respect to the Company. Except that limited powers are granted from time to time as needed in the ordinary course of business. NERYS USA Inc. shall provide a supplemental list of any outstanding Powers of Attorney which includes the names of the holders and the scope at Closing.
3.22         Insurance.  The Company maintains all insurance policies necessary to conduct the Company business operations and prior to Closing shall provide a list of those policies of which the Company is the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder.  The Company confirms that   (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) the Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) the Company has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) the Company has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount, in light of the risks attendant to their respective businesses and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been "occurrence" policies and not "claims made" policies.
3.23         Business Relationships.  The Company has not received any notice with respect to any actual or threatened termination or cancellation of, or any adverse modification or material change in, the business relationship between the Company, on the one hand, and any vendor, distributor, supplier or customer, on the other hand, and to the Knowledge of the Company, there is no basis for such termination or cancellation of any such business relationships, other than the termination of any such relationships upon expiration of the agreement related thereto.
3.24         Inventories.  Except to the extent of inventory reserves reflected in the Company Historical Financials, the items included in such inventories are normal items of inventory carried by the Company, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving.  The Company has all right, title and interest in the inventories reflected in the Company Historical Financials and the Company Closing Financials (except to the extent they have been sold in the ordinary course of business since the date thereof).  All items of inventory carried by the Company are reflected on the Company Historical Financials and the Company Closing Financials at the lower of cost (determined on a first-in, first-out bases) or market in accordance with ISA's applied on a consistent basis, with adequate provisions or adjustments having been made for excess and slow-moving inventory and inventory obsolescence and shrinkage.
Exhibit 10.5 -- Page 11

3.25         Books and Records.  The minute books and similar records of the Company contain true and complete records of all actions taken at any meeting of the Company's stockholders, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting, and have been maintained in accordance with good business accounting and bookkeeping practices.
3.26         Brokers.  None of the Company nor any of its Affiliates is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby for which Buyer (or the Company after the Closing Date) will have any liability.
3.27         Compliance with Laws.  The Company is in compliance in all material respects with all applicable Laws.  The Company is not subject to any Court Orders. No investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.
3.28         Interim Changes. There has not been, and the Company has no knowledge or does not anticipate any:
(a)           change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect;
(b)           material loss, damage or destruction of or to any of the Company's assets, whether or not covered by insurance;
(c)           sale, lease, transfer or other disposition by the Company of, or mortgages or pledges of or the imposition of any Lien on, any portion of the Company's assets, other than the sale of assets in the ordinary course of the Company's business;
(d)           adjustment or write-off of accounts receivable not reflected in the Company Historical Financials or any change in the collection, payment or credit experience or practices of the Company;
(e)           change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;
(f)            payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure;
(g)           termination, waiver or cancellation of any material rights or claims of the Company, under any Contract or otherwise;
(h)           the Company has not made, or committed to make, any material capital expenditures;
(i)            other transaction not in the ordinary course of business and consistent with past practice;
(j)            the Company has not granted or is committed to grant any salary or other compensation increase to any of its employees other than in the ordinary course of business; or
(k)           binding commitment with respect to any of the foregoing.
Exhibit 10.5 -- Page 12

3.29         No Omissions or Misstatements.  None of the representations or warranties of the Company included in this Agreement as qualified by the disclosure schedules hereto, or other Transaction Documents furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.
Article IV
Representations and Warranties of Sellers
As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly, hereby represents and warrants to Buyer, with respect to such Seller only, as follows:
4.1           Ownership of Capital Stock.  Such Seller is the beneficial and record owner of the Stock identified next to such Seller's name on Schedule A hereto, free and clear of any Liens.  Such Seller has the requisite right, power and authority to transfer the Stock owned by such Seller, and immediately following the Closing, Buyer will own 100% of the capital stock of the Company free and clear of any Liens.
4.2           Legal Capacity.  Such Seller has the legal capacity to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
4.3           Authorization; Binding Obligation.  No action, consent or approval on the part of such Seller is necessary to authorize such Seller's due and valid execution, delivery and consummation of this Agreement and each other Transaction Document to which it is a party.  This Agreement has been duly executed and delivered by such Seller and, at the Closing, each of the other Transaction Documents to which such Seller is a party will be duly executed and delivered by such Seller.  This Agreement is, and at the Closing each of the other Transaction Documents to which such Seller is a party will be, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by securities Laws or the public policy underlying such Laws.
4.4           Conflict.  Neither the execution, delivery and performance by such Seller of this Agreement or any of the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate, or cause a default under, result in the imposition of any Lien under or give rise to a right of termination, acceleration, suspension, revocation, cancellation or amendment under (a) any Contract to which such Seller is a party, or by which its assets are bound, which could reasonably be expected to adversely impact such Seller's obligations under this Agreement, or (b) any applicable Laws, which could reasonably be expected to adversely impact such Seller's obligations under this Agreement.
4.5           Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.
4.6           Litigation.  There is no pending, or to such Seller's knowledge, threatened, investigation, action or proceeding to which such Seller is a party or which relates to such Seller, which questions the validity of this Agreement or impairs the ability of such Seller to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which such Seller is a party.
Exhibit 10.5 -- Page 13

4.7           Brokers.  Such Seller is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby for which Buyer (or the Company after the Closing Date) will have any liability.
Article V
Representations and Warranties of Buyer
As a material inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers, as follows:
5.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Buyer is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.
5.2           Corporate Power.  Buyer has all requisite corporate power and authority to own and/or lease and operate its properties and assets and to carry on its business as now conducted.  Buyer has all requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
5.3           Authorization; Binding Obligations.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and, at the Closing, each of the other Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer.  This Agreement is, and at the time of the Closing each of the other Transaction Documents to which Buyer is a party will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by securities Laws or the public policy underlying such Laws.
5.4           Conflict; Existing Defaults.  Neither the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate, or cause a default under, result in the imposition of any Lien under or give rise to a right of termination, acceleration, suspension, revocation, cancellation or amendment under, (i) the organizational documents of Buyer, (ii) any Contract to which Buyer is a party, or by which its assets are bound, or (iii) any applicable Laws.
5.5           Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.
5.6           Brokers.  Other than certain fees payable to a finder, for which Buyer will be solely responsible, Buyer has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated hereby or thereby for which Sellers will have any liability.
Exhibit 10.5 -- Page 14

5.7           Compliance with Laws.  Buyer is in compliance in all material respects with all applicable Laws.  Buyer is not subject to any Court Orders.  No investigation or review by any Governmental Authority with respect to Buyer is pending or filed or, to the Knowledge of Buyer, threatened nor, to the Knowledge of Buyer, has any Governmental Authority indicated an intention to conduct the same.
Article VI
Covenants of the Parties
6.1           Conduct of Company Business.  From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Sellers shall use their reasonable best efforts to cause the Company to, and the Company shall:
(a)           conduct its business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b)           maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of its business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty and sales of inventory in the ordinary course of business;
(c)           keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to its business;
(d)           perform in all material respects all obligations under Contracts relating to or affecting its business;
(e)           maintain the books of account and records of its business in the usual, regular and ordinary manner consistent with past practice;
(f)            comply in all material respects with all Laws applicable to the conduct of its business;
(l)            not issue any capital stock or securities convertible into capital stock and shall not cancel or modify its issued and outstanding capital stock in any manner that would create an ownership percentage in excess of nineteen percent (19%) to be held by TEO Foods Inc. prior to the Closing; or
(m)          not authorize or enter into any commitment with respect to any of the matters described above.
6.2           Access to Information.
(a)           Buyer's Investigation.  Between the date of this Agreement and the Closing Date, the Company will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) access to all officers, employees, independent accountants, attorneys and any other advisors or contractors of the Company, all offices, warehouses and other facilities and property of the Company's business and all of the Company's books and records, including without limitation, financial statements, tax returns and Contracts, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may require, and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Company's business as Buyer may from time to time request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

Exhibit 10.5 -- Page 15

(b)           Confidentiality.  If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer, Sellers and the Company will maintain the confidentiality of all information and materials obtained from the other Parties and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by the other Parties or required by Law, and upon termination of this Agreement, Buyer, Sellers and the Company and their respective representatives will promptly return to the other Parties all materials obtained from such other Parties in connection with the transactions contemplated by this Agreement and all copies thereof.  The provisions of this Section 6.2(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this Section 6.2(b).
6.3           Efforts to Consummate Transaction.  The Parties shall use their commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by the Company, Sellers or Buyer in connection with the consummation of the transactions contemplated by this Agreement.
6.4           Tax Matters.
(a)           NERYS USA Inc.  will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Closing Date for Tax periods of the Company that end on or before the Closing Date.  NERYS USA Inc.  shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and NERYS USA Inc. shall make any revisions to such Tax Returns as may be reasonably requested by Buyer in order to comply with applicable Laws.  Buyer will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Closing Date for Tax periods of the Company that begin after the Closing Date.
(b)           NERYS USA Inc. indemnifies, defends and holds harmless the Company, Buyer, and each Buyer Affiliate and the Buyer Indemnified Parties and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to U.S. Treasury Regulation § 1.1502 6 or any analogous or similar state, local or foreign Law, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.  Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.5(b) within 15 Business Days after payment of such Taxes by Buyer or the Company.
(c)           Buyer, NERYS USA Inc. and the Company agree that, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre- Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(d)           Except to the extent required by Law, Buyer shall not amend, and shall not permit the Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or prior to Closing without the prior written consent of Sellers if such amendment would have the effect of increasing the amount of Tax payable by Sellers with respect to such period.
Exhibit 10.5 -- Page 16

(e)           Buyer and Sellers covenant and agree to cooperate with each other regarding Tax matters as follows:
(i)            Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5(e) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer, the Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so request, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
(ii)           Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(iii)          Buyer and Sellers further agree, upon request, to provide the other Party with all reasonably requested information related to Taxes that either Party may be required to report to any Governmental Authority.
(f)            Buyer shall notify Sellers in writing within five (5) Business Days after receipt by Buyer or the Company of any notice of audit or request for information regarding any Taxes and upon notice of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (each, a "Tax Determination") regarding any Tax Return related to a period that ends on or prior to the Closing Date.  Sellers shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company or Sellers.  Buyer and the Company shall cooperate with Sellers, as reasonably requested in connection with any such Tax Determination.
(g)           Sellers shall notify Buyer in writing within five (5) Business Days after receipt by Sellers of any Tax Determination regarding any Tax Return for the Straddle Period or any period thereafter.  Sellers, on behalf of the Company, for any pre-Closing period, and Buyer, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company for such period.  Buyer and the Company shall cooperate with Sellers, as reasonably requested, in connection with any such Tax Determination.

Exhibit 10.5 -- Page 17

6.5           Noncompete.  In partial consideration of the Purchase Price:
(a)           NERYS USA Inc. and its controlling shareholders Sandro Piancone and John Cathcart agree that for the two (2) year period following the Closing Date (the "Noncompete Period"), it shall not, directly or indirectly, either for itself or for any other Person or entity participate in any business similar to that of the Company or any of its Affiliates anywhere in Mexico, other than on behalf of the Company or such Affiliate.  For purposes of this Agreement, the term 'participate' includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, lender, owner or otherwise; provided that the term 'participate' shall not include ownership of less than 10% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the Over-The-Counter market.  Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.
(b)           NERYS USA Inc. and its controlling shareholders Sandro Piancone and John Cathcart agree that during the Noncompete Period, such Seller shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company or any of its Affiliates (including Buyer) to leave the employ of Company or any such Affiliate or in any way interfere with the relationship between the Company or any such Affiliate and any employee thereof, (ii) induce or attempt to induce any customer or supplier of the Company or any of its Affiliates (including Buyer) to cease doing business or reduce their volume of business with the Company or any such Affiliate, or (iii) except to the extent required by applicable Law, use for their own personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person, any confidential information of the Company or any of its Affiliates (including Buyer).
(c)           NERYS USA Inc. and its controlling shareholders Sandro Piancone and John Cathcart agree that Buyer would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 6.6.  In the event of an alleged or threatened breach by a Seller of any of the provisions of this Section 6.6, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.  To the extent of any breach of this Section 6.6 by any Seller, the Noncompete Period (with respect to such breaching Seller) shall automatically be extended by the length of such breach.
(d)           If, at the time of enforcement of any of the provisions of this Section 6.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Each Seller acknowledges that, without provisions contained in this Section 6.6, Buyer would have not entered into this Agreement.
6.7           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
6.8           Notification of Certain Matters.  Each of Buyer, Sellers and the Company shall give prompt written notice of the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty by such Party contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure by such Party to comply with or satisfy, or be able to comply with or satisfy, in any material respect any condition, covenant or agreement to be complied with or satisfied by it hereunder.
Exhibit 10.5 -- Page 18

6.9           Supplementation and Amendment of Schedules.  From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules.
Article VII
Closing Conditions
7.1           Obligation of Buyer to Close.  The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:
(a)           Representations and Covenants.  The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers or the Company on or prior to the Closing Date.
(b)           No Injunction.  No Court Order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.
(c)           Approvals.  All governmental and third-party approvals, consents (including, without limitation, with respect to all leased real property), permits or waivers necessary for consummation of the transactions contemplated by this Agreement and any other Transaction Document shall have been obtained in form and substance reasonably satisfactory to Buyer.
(d)           Good Standing.  Buyer shall have received good standing certificates, dated within 10 days of the Closing Date, issued by the appropriate Mexican authorities with respect to the Company.
(e)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Company.
(f)            Stock Certificates.  Buyer shall have received the stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax and or as applicable as soon as practical after the Closing be provided the copies of the official filings in Mexico recording the transfers of Stock ownership pursuant to this Agreement. Sandro Piancone shall retain the one (1) Series A share held by him.
(g)           Audited Financial Statements.  Buyers hall have received at the Closing Date, audited balance sheets and statements of income, operations and cash flows for the fiscal years ended December 31, 2016 and December 31, 2017 and a review of such statements for the nine months ended September 30, 2018 (and any other required interim periods) in accordance with Buyer's disclosure requirements under Form 8-K of the U.S. Securities Exchange Act of 1934, as amended, which financial statements will be presented in accordance with U.S. GAAP and otherwise in form and substance reasonably satisfactory to Buyer.
(h)           Legal Opinion.  Buyer shall have received a legal opinion customary for acquisitions of the type contemplated by this Agreement from counsel to the Company and Sellers in form and substance satisfactory to Buyer and its counsel.
(i)            Other Document Deliveries.  The Company and Sellers shall have delivered to Buyer copies of each of the other Transaction Documents to which they are party duly executed thereby and such other documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.
Exhibit 10.5 -- Page 19

(j)            Due Diligence.  Buyer shall be satisfied, in its sole and absolute discretion, with the results of its legal, financial or business due diligence investigations of the Company and Sellers.
(k)           Trademark Assignment.  The transfer of trademarks and other intellectual property identified in Schedule 3.20 shall have been completed or will be completed concurrently with the Closing.
(l) Stock warrant with Sandro Piancone. Sandro Piancone shall execute in favor of Jeffrey Mackay an assignable five-year warrant to purchase one (1) Series A share for one (1) Peso.
(m) Noncompete agreements with Sandro Piancone and John Cathcart. Sandro Piancone and John Cathcart shall execute in favor of TEO Foods Inc. agreements not to compete as indicated in section 6.5 of this agreement.
7.2           Obligation of Sellers to Close.  The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:
(a)           Representations and Covenants.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
(b)           No Injunction.  No Court Order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.
(c)           Approvals.  All governmental and third-party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Company.
(d)           Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Buyer.
(e)           Other Document Deliveries. Buyer shall have delivered to Sellers copies of each of the other Transaction Documents to which it is party duly executed thereby and such other documents as Sellers or their counsel may reasonably request to evidence the transactions contemplated hereby.
(f)            Purchase Price.  Buyer shall have delivered to the Sellers the Purchase Price.

Exhibit 10.5 -- Page 20

Article VIII
Indemnification
8.1           Indemnification.
(a)           By Sellers.  NERYS USA Inc. hereby agrees to indemnify, defend and hold harmless Buyer, the Company and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors, permitted assigns and Affiliates (collectively, the "Buyer Indemnified Parties") from and against any Losses arising from or relating to: (i) any breach of any representation or warranty made by the Company in this Agreement; (ii) any breach of any covenant or agreement made by the Company or NERYS USA Inc. in this Agreement; and (iii) any indemnification obligations pursuant to Section 6.5.  In addition, each Seller, severally and not jointly, hereby agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Losses based upon or arising from any breach of the representations and warranties of such Seller contained in Article IV.
(b)           By Buyer.  Following the Closing, Buyer shall indemnify, defend and hold harmless Sellers at all times from and against any Losses arising from or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement; and (ii) any breach of any covenant and agreement made by Buyer in this Agreement.
8.2           Limitations of Indemnity.
(a)           Notwithstanding the foregoing, no claim for indemnification under Section 8.1 shall first be asserted after the two year anniversary of the Closing Date; provided, however, that (i) a claim for indemnification under Section 3.2 (Corporate Power), Section 3.6 (Capitalization), Section 4.1 (Ownership of Capital Stock) and Section 4.2 (Legal Capacity) shall survive indefinitely, and (ii) a claim for indemnification under Section 3.12 (Benefit Plans), Section 3.13 (Taxes) and Section 3.19 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations.
(b)           Claims for indemnification by Buyer under this Article IX shall be reduced to the extent of any insurance proceeds received by or paid on behalf of the Indemnitee from any insurance policy in effect immediately prior to the Closing (the "Pre-Closing Insurance Policies") (and for clarification, not from insurance policies bound by Buyer following the Closing with respect to the Company) covering the occurrence(s) that is or are the basis for such claims.  In addition, where applicable, Buyer agrees to, and shall cause the Company to, submit all claims covered by the Pre-Closing Insurance Policies to the respective insurance carrier and pursue recovery from the insurers under such Pre-Closing Insurance Policies in accordance with the terms of such policies.

8.3           Exclusive Remedy.  Except as specifically provided elsewhere herein, the provisions for indemnification set forth in this Article VIII are the exclusive remedies of Sellers, Buyer and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

Exhibit 10.5 -- Page 21

Article IX
Miscellaneous
9.1           Termination.  Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of Buyer and Sellers; (ii) by either Buyer or Sellers in the event that a condition to the terminating Party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction, without fault by the terminating Party; (iii) by Buyer in the event of any occurrence or occurrences, having individually or in the aggregate, a Material Adverse Effect on the Company; (iv) by Sellers in the event of any occurrence or occurrences, having individually or in the aggregate, a Material Adverse Effect on Buyer; or (v) by Buyer in the event it is not satisfied, in its sole and absolute discretion, with the results of its legal, financial or business due diligence investigations of the Company and Sellers; provided, however, that no Party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such Party's willful breach of this Agreement.  If this Agreement is terminated pursuant to this Section 9.1, all rights and obligations of the Parties hereunder shall terminate, and no Party shall have any liability to the other Party, except for obligations of the Parties in Sections 9.2, 9.6 and 9.7, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement prior to such termination.
9.2           Expenses.  The Company and each Seller, on the one hand, and Buyer, on the other hand, shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.  Notwithstanding the foregoing, Buyer shall reimburse the Company for any reasonable expenses incurred by the Company in connection with the Form 8-K compliant financial statements to be delivered by the Company pursuant Section 7.1(h) which are in excess the expenses ordinarily incurred by the Company in preparing its financial statements for such periods.
9.3           Entire Agreement; Amendments and Waivers.  This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, except that the Confidentiality Agreement and the confidentiality provisions of the Letter of Intent shall survive and continue in full force and effect until the Closing.  This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and the Sellers.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.
9.4           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer, Seller and the Company will, unless another address is specified in writing, be sent to the address indicated below:
Exhibit 10.5 -- Page 22

If to Buyer, to:
TEO FOODS, Inc.
C/O Teo Inc.
455 54th Street, Suite 102
San Diego CA 92114
Attention: Jeffrey H. Mackay, President
Telephone: (619)758-1973

If to the NERYS USA Inc. to:
NERYS USA Inc.
774 Mays Blvd #450
Incline Village, NV 89451
Attn: John Cathcart
(619) 254-2720

If to the Company or Sandro Piancone to:
Comercial Targa, S.A. de C.V.
9925 Airway Road
San Diego, California 92154
Attention: Sandro Piancone, Chief Executive Officer
Telephone: (619) 616-2124

or at such other address or addresses Buyer, the Company or Sellers, as the case may be, may specify by written notice given in accordance with this Section 9.4.
9.5           Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.
9.6           Governing Law.  In all respects, including all matters of construction, validity and performance, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of Nevada applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof) and any applicable laws of the United States of America.
9.7           Consent to Jurisdiction and Venue.  The parties hereby irrevocably and unconditionally consent and agree that all actions, suits or other proceedings arising under or in connection with this agreement shall be tried and litigated in state or federal courts located in the state of Nevada, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this agreement.  Notwithstanding the foregoing, nothing contained in this section 9.7 shall preclude buyer from bringing any action, suit or other proceeding in the courts of any other location where the company or sellers or any one of them or any of its or their assets or the collateral may be found or located or to enforce any judgment or other court order in favor of buyer.
Each of the company and each seller, for itself and its property, (a) irrevocably submits to the jurisdiction of any such court and consents in advance to such jurisdiction in any action, suit or other proceeding commenced in any such court, (b) waives any right it may have to assert the doctrine of forum non conveniens or any objection that such person may have based upon lack of personal jurisdiction or improper venue and (c) consents to the granting of such legal or equitable relief as is deemed appropriate by such court.
To the extent permitted under the applicable laws of any such jurisdiction, each of the company and each seller hereby waives, in respect of any such action, suit or other proceeding, the jurisdiction of any other court or courts that now or hereafter, by reason of such party's present or future domicile, or otherwise, may be available to it.
Exhibit 10.5 -- Page 23

9.8           Counterparts.  This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party's execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
9.9         Invalidity.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.
9.10         Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
9.11         Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.  In addition, it is the intent of the Parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article VIII.  No Party may assign, transfer or delegate any of their rights and obligations hereunder or any interest herein or therein, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights and obligations under this Agreement to a successor to Buyer's business.
9.12         Further Assurances.  From time to time after the Closing, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by such Party or its counsel in order to carry out the purpose and intent of this Agreement.
Exhibit 10.5 -- Page 24

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:

TEO FOODS, INC., a Nevada corporation

By:	/s/Jeffrey H. Mackay
Jeffrey H. Mackay
President

SELLERS:

NERYS USA Inc., a Nevada Corporation

By:	/s/John Cathcart
John Cathcart
President

Sandro Piancone, an individual

By:	/s/Sandro Piancone
Sandro Piancone

THE COMPANY:

COMERCIAL TARGA, S.A. de C.V., a Mexican corporation

By:	/s/Sandro Piancone
Sandro Piancone
Authorized Signatory

Exhibit 10.5 -- Page 25

EXHIBITS

Exhibit A	Form of Secure Convertible Promissory Note

SCHEDULES

Schedule A	Sellers; Stock
Schedule 3.9(a)	Material Contracts
Schedule 3.11(b)	Employment Agreements
Schedule 3.12	Benefit Plans
Schedule 3.18	Real Property
Schedule 3.20	Intellectual Property

Exhibit 10.5 -- Page 26

EXHIBIT "A" - Form of Secure Convertible Promissory Note
THE SECURITIES EVIDENCED BY THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS.  NEITHER THIS NOTE NOR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

SECURED CONVERTIBLE PROMISSORY NOTE

Principal Amount: US $740,000 Issuance Date: _____ __, 2018

FOR VALUE RECEIVED, the undersigned, TEO Foods Inc., a Nevada corporation (the "Obligor"), hereby promises to pay to the order of NERYS USA Inc. (the "Holder"), the principal amount of Seven Hundred Forty Thousand Dollars ($740,000) payable as set forth below ("Principal"). The Obligor also promises to pay to the order of the Holder interest on the principal amount hereof at a rate of eight percent (8%) per annum, which interest ("Interest") shall be payable on the Maturity Date (defined below) or the Conversion Date (defined below).  The payments of Principal and interest hereunder shall be made in the currency of the United States of America.

This Secured Convertible Promissory Note ("Note") is being issued pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and between the Obligor and the Holder (the "Purchase Agreement"), and is entitled to the benefits of, and evidences obligations incurred under the Purchase Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

All payment obligations under this Note are secured by the equity ownership in Commercial Targa, S. A. de C. V.  held by the Obligor (the "Subsidiary").

This Note shall be subject to the following additional terms and conditions as part of the agreement between the Holder and Obligor:

1. Maturity.  Subject to Section 3 hereof, all Principal shall be due on demand of the Holder in one (1) installment on or after September 30, 2019 (the "Maturity Date") or prior to such Maturity Date in an Event of Default as provided in Section 9 hereof.  On the Maturity Date, the Obligor shall pay to the Holder an amount in cash representing all outstanding Principal, any unpaid Interest and any other outstanding amounts due to the Holder.

2. Payments; Interest. Interest shall be payable on the Maturity Date or the Conversion Date (except as set forth herein) in arrears to the Holder. Interest shall be calculated on the basis of the year of 360 days.  Payment shall be made by wire transfer as instructed by the Holder or by check mailed within five (5) days of the date due, to the address of the Holder as indicated in the Purchase Agreement or as may be changed by the Holder upon ten (10) days written notice to the Obligor at the principal address identified in the Purchase Agreement. In the event that any payment to be made hereunder shall be or become due on Saturday, Sunday or any other day which is a legal bank holiday, such payment shall be or become due on the next succeeding business day.
Exhibit 10.5 -- Page 27

3. Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time prior to the date that is thirty (30) days prior to the Maturity Date, the Obligor shall have the right, exercisable on not less than thirty (30) days' prior written notice to the Holder of the Note, to prepay the outstanding Principal amount and Interest then due under this Note, in whole or in part, in accordance with this Section 3.  Any notice of prepayment hereunder (an "Optional Prepayment Notice") shall be delivered to the Holder of the Note and shall state: (1) that the Obligor is exercising its right to prepay the Note, and (2) the date of prepayment (which shall not less than thirty (30) days from the date of the Optional Prepayment Notice, and during which period this Note may be converted in accordance with the terms hereof). On the date fixed for prepayment (the "Optional Prepayment Date"), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower in the Optional Prepayment Notice.

4. Conversion.

(a) This Note, and any accrued and unpaid Interest hereon, at the option of the Holder, shall be convertible into shares of common stock of the Obligor, par value $0.001 per share (the "Common Stock") in whole or in part at any time, at a conversion price (the "Conversion Price") The principal and any accrued and unpaid Interest may be converted, at the option of the holder, into the Common Stock at a price per share of calculated at a 20% discount to the 30-day average bid price of the Common Stock as may be quoted on the OTCQB, OTCQX Markets or listing on a national stock exchange and in no case below a price of $0.20 per share.

The Holder shall effect conversions under Section 4(a) by surrendering to the Obligor the Note and by delivering to the Obligor a written conversion notice (the "Holder Conversion Notice").  Each Holder Conversion Notice shall specify the amount of Principal and Interest to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice to the Obligor (the "Conversion Date").  If the Holder is converting less than the entire Principal amount (and pro rata Interest) of this Note, then the Obligor shall deliver to the Holder a new Note for such Principal amount that has not been converted within five (5) business days of the Conversion Date. Each Holder Conversion Notice, once given, shall be irrevocable.

(b) If the Obligor at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Obligor at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend, the date of such event. Whenever the Conversion Price is adjusted the Obligor shall promptly mail notice of such adjustment to the Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(c) If the Obligor, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities of any other class or classes, this Note shall thereafter be convertible into such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under this Note immediately prior to such reclassification or other change, and the Conversion Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4.  No adjustment shall be made pursuant to this Section 4(c) upon any conversion or redemption of the Common Stock which is the subject of Section 4(d).
Exhibit 10.5 -- Page 28

(d) In case of any capital reorganization of the capital stock of the Obligor (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Obligor with or into another corporation, or the sale of all or substantially all the assets of the Obligor then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Note shall thereafter be entitled to receive upon conversion of this Note, the number of shares of stock or other securities or property (including cash) to which the holder of the shares deliverable upon conversion of this Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Note had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4.  The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Note.  In all events, appropriate adjustment (as determined in good faith by the Obligor's Board of Directors) shall be made in the application of the provisions of this Note with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Note.
(e) In case all or any portion of the authorized and outstanding shares of Common Stock of the Obligor are redeemed or converted or reclassified into other securities or property pursuant to the Obligor's Certificate of Incorporation or otherwise, or the Common Stock otherwise ceases to exist, then, in such case, the Holder of this Note, upon conversion hereof at any time after the date on which the Common Stock is so redeemed or converted, reclassified or ceases to exist (the "Termination Date"), shall receive, in lieu of the number of Conversion Shares that would have been issuable upon such conversion immediately prior to the Termination Date, the securities or property that would have been received if this Note had been converted in full and the Common Stock received thereupon had been simultaneously converted immediately prior to the Termination Date, all subject to further adjustment as provided in this Note.

(f) Not later than ten (10) business days after the Conversion Date, the Obligor will deliver, or will cause to be delivered, to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of all or a portion of the Principal amount of or Interest under this Note (the "Conversion Shares").  If the Obligor fails to deliver to the Holder a certificate or certificates representing the Conversion Shares pursuant to Section 4(a) of this Note by the close of business on the tenth business day after the date of exercise, then the Holder will have the right to rescind such exercise. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Obligor's failure to timely deliver certificates representing Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.
(g) Certificates representing shares of Common Stock to be delivered upon a conversion hereunder may bear restrictive legends and may be Restricted Securities as defined in the Purchase Agreement; such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such shares may have affixed thereto a legend substantially in the following form:

Exhibit 10.5 -- Page 29

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

(h) The Obligor shall at all times reserve out of its authorized and unissued shares of Common Stock a number of Conversion Shares necessary to satisfy a full conversion of the Principal amount of and Interest under this Note (the "Required Reserve Amount"). If at any time while this Note remains outstanding the Obligor does not have a sufficient number of authorized shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an "Authorized Share Failure"), then the Obligor shall take all action necessary to increase the Obligor's authorized shares of Common Stock to an amount sufficient to satisfy the Required Reserve Amount. As soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence, the Obligor shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  For the avoidance of doubt, an Authorized Share Failure shall constitute an Event of Default pursuant to Section 9 of this Note, notwithstanding the Obligor's obligation or efforts to comply with the requirements set forth in the immediately preceding sentence.

(i) Upon a conversion hereunder the Obligor shall not be required to deliver stock certificates representing fractions of shares of Common Stock.  All fractional shares shall be rounded to the nearest whole share as full, final and complete satisfaction of its obligations for any conversion hereunder.

(j) The transfer of certificates for Conversion Shares shall be made without cost or charge to the Holder in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion.

(k) Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered in accordance with the Section 9.2 of the Purchase Agreement.

5. No Waiver.  No failure or delay by the Holder in exercising any right, power or privilege under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

6. Waiver of Presentment and Notice of Dishonor.  The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.
Exhibit 10.5 -- Page 30

7. Transfer.  This Note and the Conversion Shares may not be offered for sale, sold, transferred or assigned in the absence of (a) an effective registration statement for this Note or the Conversion Shares, as applicable, or (b) an opinion of counsel (selected by the Holder and reasonably acceptable to the Obligor), in a form reasonable acceptable to the Obligor, that this Note and the Conversion Shares may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration.

8. Registration.  The Obligor shall register all of the Conversion Shares pursuant to the terms of the Purchase Agreement.

9. Events of Default.  The entire unpaid Principal amount of this Note and all accrued and unpaid Interest shall, at the option of the Holder exercised by written notice to the Obligor forthwith become immediately and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice; provided that, notwithstanding the foregoing, if an Event of Default specified in clause (b) or (c) of this Section 9 occurs, all such amounts due under this Note shall become and be immediately due and payable without any notice, declaration or other act on the part of the Holder of this Note:

(a) if the Principal of this Note and the Interest due thereon is not paid when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default have continued for a period of seven (7) days.

(b) if the Obligor shall:

(i)	file a petition in bankruptcy or petition to take advantage of any insolvency act;

(ii)	on a petition in bankruptcy filed against the Obligor, be adjudicated a bankrupt; or

(iii)
file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(c) if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Obligor, a receiver of the whole or any substantial part of the Obligor's property, and such other judgment or decree shall not be vacated or set aside or stayed with thirty (30) days from the date of entry thereof;

(d) if, under the provisions of any other law for the relief or aid of debtors, any court or competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within (30) days from the date of assumption of such custody or control;
Exhibit 10.5 -- Page 31

(e) if any money judgment, writ or similar process shall be entered or filed against the Obligor or any Subsidiary or any of its or their property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days;

(f) there shall occur a dissolution, liquidation, or winding up of Obligor, any Subsidiary or any substantial portion of its or their business;

(g) if there is any cessation of operations by Obligor or any Subsidiary or Obligaor or any Subsidiary admits it is otherwise generally unable to pay its debts as such debts become due;

(h) the failure by the Obligor or any Subsidiary to maintain any material intellectual property rights, personal property, real property or other assets or rights which are necessary to conduct its business (whether now or in the future);

(i) any court of competent jurisdiction issues an order declaring this Note, any other Transaction Document or any provision hereunder or thereunder to be illegal; or

           (e) if the Obligor breaches any covenant, agreement, representation or warranty in any of the Transaction Documents, and such breach continues for a period of at least thirty (30) days.

10. Remedies.  In case any one or more of the Events of Default specified in Section 9 hereof shall have occurred, the Holder may proceed to protect and enforce its rights whether by suit and/or equity and/or by action law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon the Note or enforce any other legal or equitable right of the Holder.  In case any one or more of the Events of Default specified in Section 9 hereof shall have occurred, the Obligor shall pay the Holder for the costs of collection and enforcement, including reasonable attorneys' fees.

11. Certain Covenants.  So long as the Obligor shall have any obligation under this Note, the Obligor shall:
(a)	abide by Section 15 hereof;

(b) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries  to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary;

12. Severability.  In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Non-Circumvention.  The Obligor hereby covenants and agrees that the Obligor will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.
Exhibit 10.5 -- Page 32

14. Governing Law.  This Note and the right and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflict of law provisions thereof.

15. Security.  All payment obligations under this Note are secured by the equity ownership in the Subsidiary.  The Holder shall have a security interest in the subsidiary held by the Obligor and in the event of any sale or other transfer of the Subsidiary the holder would be entitled its pro rata portion of the proceeds towards satisfaction of any outstanding payments obligations due to the holder.

16. Right to Compel Sale. The Holder shall have the right to compel the sale of the Subsidiary in the event that any principal or interest amounts remain unpaid after the Maturity Date. Upon demand from the Holder, the Obligor shall have 90 days to enter into an agreement for the sale of the subsidiary which must be completed within an additional 90 days. The holder shall be paid all amounts due in priority form the proceeds of the sale. The Holder shall have a first right of refusal for any compelled sale under this section. If the Obligor is unable to complete a sale of the Subsidiary pursuant to the requirements of this section then the holder may foreclose on the assets of the Subsidiary to secure payment.

17. Usury.  To the extent it may lawfully do so, the Obligor hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note.  Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Obligor under this Note for payments which under Nevada law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest when aggregated with any other sums which under Nevada law in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by Nevada law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Obligor to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Obligor, the manner of handling such excess to be at the Holder's election.

IN WITNESS WHEREOF, TEO Foods, Inc., has signed this Note effective as of the ___30th_______ day of ___July___ 2018.

OBLIGOR:

TEO FOODS INC.

By: /s/ Jeffrey H. Mackay
Name: Jeffrey H. Mackay
Title: President

Exhibit 10.5 -- Page 33

Schedule A

Sellers; Stock

Shareholders	Series A Shares Owned	Series B Shares Owned
NERYS USA Inc.	3,809,958	111,692,790
Sandro Piancone	1	0
Total:	3,809,959	111,692,720

Exhibit 10.5 -- Page 34